                                         Filed pursuant to Rule 424(b)(3)
                                         Registration Statement Nos. 33-71582,
                                         33-71584 and 33-42731

                    ----------------------------------------

                               INTERSYSTEMS, INC.

                    ----------------------------------------

                        3,094,615 Shares of Common Stock

                    ----------------------------------------


         This Prospectus relates to the offer and sale of 3,094,615 shares of common stock (the "Securities") of InterSystems, Inc. (the "Company"), $.01 par value per share (the "Common Stock") as follows:

        704,811 shares of Common Stock issuable upon the conversion of the Company's 8% Convertible Subordinated Debentures due January 31, 2004 (the "8% Debentures");

        492,424 shares of Common Stock issuable upon the conversion of the Company's 10% convertible Subordinated Debentures due June 30, 2001, Series A (the "Series A Debentures");

        265,028 shares of Common Stock issuable upon the conversion of the Company's 10% convertible Subordinated Debentures due June 30, 2001 (the "10% Debentures"; collectively the 8% Debentures, Series A Debentures and 10% Debentures are hereinafter referred to as the "Debentures");

        110,000 shares of Common Stock offered by certain Selling Stockholders, which shares were originally issued in April 1993 in connection with the refinancing of certain credit facilities (the "Selling Stockholder Shares");

        1,127,352 shares of Common Stock isuable upon conversion of the Company's publicly traded common stock purchase warrants (the "Dividend Warrants"), 1,050,352 of which are currently outstanding;

        275,000 shares issuable upon exercise of the Company's Common Stock Purchase Warrants expiring June 30, 2000 at $1.50 per share (the "Warrants");

        20,000 shares sold by the Company in a private placement to two employee Selling Stockholders (the "Employee Selling Stockholders Shares"); and

        100,000 shares held by Helm Resources, Inc. ("Helm"), the holder of 19.8% of the Company's Common Stock (the "Helm Shares"), which is listed as a Selling Stockholder herein.

         The Securities being offered hereby are being offered to permit the issuance of registered stock upon the exercise of the Dividend Warrants and the Warrants and upon the conversion of the Debentures. Additionally, the Securities offered by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, transferees or other successors in interest, on the American Stock Exchange ("AMEX), or such other exchange on which the Securities are listed at the time of sale, in the over-the-counter market or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. See "Plan of Distrubution."

         As supplemented, this Prospectus is being used by certain holders of the Warrants, Dividend Warrants and Debentures who have acquired or may acquire shares of Common Stock upon exercise or conversion thereof, and who may wish to sell such shares in transactions in which (because of their relationship to the Company) they may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Act").

         This Prospectus also relates to such additional shares of Common Stock which may be issuable pursuant to the anti-dilution provisions of the Warrants, the Dividend Warrants and the Debentures, which shares are being registered pursuant to Rule 416 promulgated under the Act.

         Other than proceeds equal to the aggregate exercise price of Dividend Warrants and Warrants exercised, if any, the Company will not receive any proceeds from the sale of Common Stock offered hereby. The Company's Common Stock is presently listed on the AMEX under the symbol "II." The closing price for the Common Stock on the AMEX on September 23, 1997 was $2.5625.


                    ----------------------------------------

                        SEE "SPECIAL CONSIDERATIONS" FOR
           CERTAIN MATTERS TO BE CONSIDERED BY PROSPECTIVE INVESTORS.

                    ----------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

          The date of this Prospectus Supplement is September 24, 1997.

No person is authorized in connection with the offering made by this Prospectus to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this Prospectus or any sale made under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                              AVAILABLE INFORMATION

The Company has filed a Post-Effective Amendment on Form S-3 to Registration Statements on Form S-1 previously filed (Registration Nos. 33-71582 and 33-71584) and a Registration Statement on Form S-2 previously filed (Registration No. 33-42731) (together with all amendments thereto referred to herein as the "Registration Statements") under the Act, with the Securities and Exchange Commission ("SEC") covering the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statements and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. The statements in this Prospectus as to the contents of such Registration Statements and the exhibits and schedules thereto are qualified in their entirety by such reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10001. Copies of such material can be obtained from the Public Reference Section of the Commission, in Washington, D.C. at prescribed rates. In addition, the Common Stock is listed on the American Stock Exchange, 86 Trinity Place, New York, N.Y. 10006, and reports, proxy and information statements and other information can be inspected at the offices of the Exchange.

                             -----------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company incorporates by reference into this Prospectus the following documents and portions of documents:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

2. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1997 and June 30, 1997.

3. The definitive Proxy Statement of the company dated July 15, 1997 relating to the Annual Meeting of Stockholders held on September 3, 1997.

4. A description of the Common Stock as set forth in Registration Statement Form 8-A filed with the Commission on February 2, 1987.

         All reports hereafter filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of that person, a copy of all other documents incorporated by reference into the Registration Statement of which this Prospectus is a part, other than exhibits to those documents. Requests should be directed to David S. Lawi, Secretary, InterSystems, Inc., 537 Steamboat Road, Greenwich, CT 06830 (telephone: (203) 629-1400).

                             -----------------------

                                   THE COMPANY

         The Company's two principal lines of business consist of the operations of its wholly-owned subsidiary, InterSystems, Inc., a Nebraska corporation ("InterSystems Nebraska"), which designs, manufactures and sells specialized materials handling equipment, and the custom resin compounding operations conducted by its wholly-owned subsidiary, Chemtrusion, Inc. ("Chemtrusion"). For each of the two years ended December 31, 1996 and 1995, approximately 71% and 75%, respectively, of the Company's revenues were attributable to the business of InterSystems Nebraska and approximately 29% and 25%, respectively, of the Company's revenues were attributable to the business of Chemtrusion.

         At June 30, 1996, the Company elected to discontinue the operations of its Tropical Systems, Inc. ("Tropical") subsidiary in Miami. Tropical was engaged in the business of manufacturing and selling hurricane resistant window and door products. This decision was reached after the Company determined that the cost to continue the business was significantly greater than originally projected, and would have a negative impact on the financial situation of InterSystems Nebraska, which was financing Tropical.

         InterSystems, Inc. was organized under the laws of the state of Delaware in 1984. As used herein, "Company" refers to InterSystems, Inc. and its subsidiaries, unless the context indicates otherwise. The Company's principal executive offices are located at 537 Steamboat Road, Greenwich, CT 06830 and its telephone number at that location is (203) 629-1400.

                             SPECIAL CONSIDERATIONS

         All prospective investors should consider carefully, among other things, the following factors before purchasing any securities offered hereby:

         Recent Operating Losses; Limited Capital. The Company had revenues from continuing operations of $20,387,000 and $15,703,000, respectively, for the years ended December 31, 1996 and 1995. For these same periods, losses from continuing operations were ($399,000) and ($478,000), respectively. The total losses for the years ended December 31, 1996 and 1995 were ($2,319,000) and ($695,000), respectively. The loss from discontinued operations was ($1,920,000) in 1996 and ($217,000) in 1995 of which ($1,440,000) was incurred in 1996 on the disposal of Tropical Systems, Inc.

         The Company had net income of $323,000 for the first six months of 1997, as compared to a net loss of ($918,000) for the comparable period in 1996.

         The recent history of losses subjects the Company and its subsidiaries to a number of risks, including limited access to capital, uncertain markets and competition. There can be no assurance that the Company's existing capital and cash flow from operations will be sufficient to meet its working capital needs, or the working capital needs of its subsidiaries, in the future should operating losses continue, nor can there be any assurance that the Company will be profitable in the future.

         Control by Helm Resources, Inc. Helm Resources, Inc. ("Helm") currently owns approximately 20% of the Common Stock. Four officers and directors of Helm, who are also officers and directors of the Company, in the aggregate own approximately another 5% of the Common Stock. Such a concentration of effective voting power and control could serve to perpetuate management. The overlap of directors of the both companies creates inherent conflicts of interests, although the Company does have one independent director, Mr. William Lurie.

         In addition, Helm provides management services to the Company. The allocated expenses for such management services, based on certain formulas which management deems to be reasonable, amounted to $102,000 and $52,920 for 1996 and 1995. These expenses have continued during 1997, and are expected to continue in the future.

         Reliance on Key Personnel. Mr. Scott Owens, President of Chemtrusion, is integral to the operation of that subsidiary, and at the present time the company does not have in place an assistant to Mr. Owens who could assume his responsibilities should Mr. Owens leave the employ of the Company or otherwise be unable to perform his duties, although the Company recently has hired supervisors at both the Houston and Indiana facilities of Chemtrusion.

         Customer Dependence. For each of the last two fiscal years, approximately 70% to 80% of total revenues of the compounding business were attributable to between eight and ten regular customers. Of these, two customers, one of which is Mytex Polymers, Inc., accounted for approximately 36% of total revenues of the compounding business for the year ended December 31, 1996. One other customer accounted for 77% of Chemtrusion's revenues in 1995. In addition, beginning in 1997, Mytex is expected to account for approximately one half of the Company's total revenues. The Company believes that the loss of either of these customers would have a material adverse effect on its business and revenues.

         Market for the Common Stock; Shares Eligible for Future Sale. The Common Stock is currently traded on the American Stock Exchange. However, there is no assurance that an active trading market in the Common Stock will continue. Accordingly, no assurance can be given that a holder of the Common Stock will be able to sell the Common Stock in the future or as the price at which the Common Stock might trade. The liquidity of the market will depend upon the number of holders thereof, the interest of the securities dealers in making a market in the Common Stock and other factors beyond the Company's control.

         There are currently 6,609,398 shares of Common Stock outstanding. In addition, 1,462,263 shares of Common Stock are or will become issuable upon conversion of outstanding debentures, 2,455,352 shares of Common Stock are issuable upon exercise of warrants that are outstanding or reserved for issuance, 500,000 shares of Common Stock are reserved for issuance under the Company's 1997 Stock Option Plan (414,000 of which are subject to currently outstanding options) and 540,000 shares of Common Stock are issuable upon the exercise of other outstanding options. The shares of Common Stock and shares issuable upon conversion or exercise of other outstanding securities of the Company will be eligible for immediate resale in the public market without restriction. Future sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

         Dividend Policy. The Company has not paid any cash dividends during the past several years. The Company currently intends to retain all of its earnings to support the development of its business and does not anticipate paying any cash dividends for the forseeable future. Furthermore, InterSystems Nebraska is a party to a credit and security agreement which prohibits the declaration or payment of cash dividends by InterSystems Nebraska. This prohibition has the practical effect or restricting the payment of dividends on the Company's common stock.

         Anti-Takeover Provisions. The Company's Certificate of Incorporation and By-Laws include provisions that may have the effect of delaying or preventing a change in control of the Company. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock. As a result, the Board of Directors could, without stockholder approval, issue preferred stock with voting, liquidation preference, dividend and other rights superior to those of the Common Stock. The issuance of such preferred stock could adversely affect the voting power of holders of the Common Stock and could be used to prevent a third party from acquiring control of the Company. In addition, the Company's Certificate of Incorporation provides for the Board of

Directors to be divided into three classes of directors serving staggered three year terms, with the number of directors in each class to be as nearly equal as possible. The vote of two-thirds of the outstanding shares of stock entitled to vote on the matter is required to remove a director from office. A staggered board and the super majority vote required for the removal of directors are additional factors which could make it more difficult for stockholders to change control of the Company.

         Contingent Liabilities of the Trading Business. In April 1993 the Company completed the sale of its trading business to Bamberger Acquisition Corp. ("BAC"), a newly formed Delaware corporation owned by six individuals who were then members of the Company's senior management. In connection with the sale, BAC did not assume all of the liabilities of the trading business. In addition, with respect to those liabilities which were assumed, the Company remains liable, together with BAC, to all secured and unsecured creditors (including lessors), vendors and trade creditors of the trading business who did not release the Company following consummation of the sale. As of December 31, 1996, such contingent liabilities (which by such date consisted of lease obligations only) were estimated to be approximately $410,000. In circumstances where the Company has a continuing liability together with BAC for such obligations, the Company would have a contractual right to indemnification from BAC for any liabilities actually incurred. No assurance can be given that such indemnity could be easily and quickly enforced by the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders hereby, except that it will receive the aggregate exercise price of the Warrants and Dividend Warrants, estimated to be approximately $412,500 and $3,945,732, respectively. The shares of Common Stock underlying the Warrants and the Dividend Warrants are being registered to provide the holders thereof with freely tradable Common Stock upon exercise. The Company does not know whether any of the Warrants will be exercised, and therefore has made no specific plans to utilize the proceeds, if any, from such exercise. If any Warrants are exercised, the Company intends to use the proceeds for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table provides information with respect to the name of each Selling Stockholder (Column 1), the number and percentage of shares of Common Stock held by each Selling Stockholder prior to the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column 2), the number of shares of Common Stock which are offered hereby (Column 3) and the number and percentage of shares of Common Stock which will be held by each Selling Stockholder after the offering, including shares which the Selling Stockholder has the right to acquire within 60 days (Column 4). Because the Selling Stockholders may sell all or a portion of their Common Stock offered hereby, and the fact that this offering is not being underwritten on a firm commitment basis, the amount of securities that may be owned after the offering assumes that the Selling Stockholders will offer and sell all of the Common Stock offered for sale hereby and not acquire any other securities issued by the Company.

                                  Shares/%                 Shares            Shares/%
Name                              Beneficially             Offered           Benefically
and                               Owned Prior              pursuant          Owned After
Address                           to Offering(1)           hereto            Offering
---------------------            ----------------        ----------       ----------------
Helm Resources, Inc.              1,311,280/19.8%          106,035         1,205,245/18.2%
(2)

Herbert M.
Pearlman(3)                         625,298/8.9%           347,423           277,875/3.6%

Fred Zeidman(4)                     680,000/9.6%            30,000           650,000/9.2%

David Lawi(5)                       448,598/6.4%           272,873           175,635/2.5%

John Stieglitz(6)                    27,347/+                6,923            21,024/+

Chris Mathers(7)                     20,500/+               17,500             3,000/+

Kenneth
Schrader(8)                          34,000/+                3,000            31,000/+

Robert Moser(9)                       4,000/+                4,000               -
                                                          --------

----------------
+ less than 1%

(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated. Also includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

(2) Includes shares that are issuable upon exercise of Dividend Warrants (6,035) offered hereby.

(3) Mr. Pearlman is the Chairman of the Board of Directors of the Company. Includes 60,000 Selling Stockholder Shares and shares issuable upon exercise of Dividend Warrants (77,551) offered hereby, Warrants (45,000) offered hereby, Common Stock Purchase Warrants expiring July 11,

2000 at $1.125 per share issued in lieu of compensation (the "Employment Warrants")(100,000), Common Stock Purchase Warrants expiring October 1, 2001 at $1.37 per share (the "1996 Warrants")(60,000), and upon conversion of Series A Debentures (151,515) offered hereby and 8% Debentures (13,356) offered hereby. Does not include shares held by Mr. Pearlman's wife and children as to which he disclaims beneficial ownership.

(4) Mr. Zeidman is the President, Chief Executive Officer and a Director of the Company. His holdings include 15,000 Selling Stockholder Shares and shares that are issuable upon exercise of 400,000 stock options and shares issuable upon exercise of 15,000 Warrants which are offered hereby and 30,000 1996 Warrants.

(5) Mr. Lawi is Secretary and a Director of the Company, as well as Chairman of the Company's Executive Committee. Includes 30,000 Selling Stockholder Shares and shares issuable upon exercise of Dividend Warrants (73,875) offered hereby, Employment Warrants (50,000), 1996 Warrants (60,000), and upon conversion of Series A 10% Debentures (151,515) offered hereby and 8% Debentures (17,483) offered hereby. Does not include shares held by Mr. Lawi's wife and children as to which he disclaims beneficial ownership.

(6) Mr. Stieglitz is a director of the Company. Includes shares issuable upon exercise of options (10,000) and Warrants (5,000) offered hereby and upon conversion of 8% Debentures (1,923) offered hereby.

(7) Mr. Mathers is Chief Financial Officer of the Company. His holdings include 16,000 Employee Selling Stockholder Shares and shares issuable upon exercise of 1,500 Warrants, all of which are offered hereby.

(8) Mr. Schrader is President of InterSystems-Nebraska. His holdings include shares issuable upon exercise of stock options (25,000), and upon conversion of Warrants (3,000) offered hereby.

(9) Mr. Moser is Executive Vice President of InterSystems-Nebraska. His holdings include 4,000 Employee Selling Stockholder Shares offered hereby.

                              PLAN OF DISTRIBUTION

    This Prospectus relates to the offer and sale of 275,000 shares of Common Stock by the Company upon the exercise of the Warrants and 1,127,352 shares upon exercise of the Dividend Warrants (hereinafter in the aggregate the "Warrant Securities"), and the offer and sale of 110,000 Selling Stockholder Shares, 100,000 Helm Shares, 20,000 Employee Selling Stockholder Shares, and the offer and sale of 1,462,263 shares of Common Stock issuable upon conversion of Debentures (collectively, together with the Warrant Securities, the "Securities"). Pursuant to the Prospectus Supplement dated September 24, 1997, the Company is amending this Prospectus to permit the offer of Securities by certain persons who may, by virtue of their relationship to the Company, be deemed to be underwriters within the meaning of the Act.

    The shares of Common Stock issuable upon exercise of the Warrant Securities and upon conversion of the Debentures will be issued and distributed by the Company pursuant to the terms and conditions of those securities. Such Common Stock is being registered pursuant to the Act pursuant to the Company's contractual obligation to the holders of the Warrants Securities and the Debentures and offered by the Company hereby to permit the issuance by the Company of registered stock upon the exercise of the Warrant Securities and Debentures in accordance with their terms. Additional shares of Common Stock may be issuable pursuant to the anti-dilution provisions of the Warrant Securities and the Debentures, which shares are being registered hereby pursuant to Rule 416 promulgated under the Act. If all of the Warrant Securities are exercised, the Company will receive aggregate cash proceeds estimated to be approximately $4,358,232. See "Use of Proceeds."

    The shares sold by the Selling Stockholders (the "Selling Stockholder Securities"), which include shares issuable upon exercise of Warrants and Dividend Warrants, upon conversion of Debentures and the Helm Shares, Selling Stockholder Shares and Employee Selling Stockholder Shares, may be sold from time to time by the Selling Stockholders, or by their pledgees, transferees or other successors in interest, on the American Stock Exchange (or such other exchange on which the Securities are listed at the time of sale), in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The Selling Stockholder Securities may be sold by various methods, including, but not limited to one or more of the following: (a) directly in a privately negotiated transaction, (b) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Stockholder Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (c) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this Prospectus,
(d) a transaction on the American Stock Exchange in accordance with the rules of such exchange, (e) and ordinary brokers transactions and transactions in which the broker solicits the purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Alternatively, the Selling Stockholder may from time to time offer the Selling Stockholder Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Stockholders and/or purchasers of Selling Stockholder Securities for whom they act as agents. In addition any of the Securities which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act"), or otherwise pursuant to an applicable exemption under the Act, may be sold other that pursuant to this Prospectus.

    The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Selling Stockholder Securities may be deemed to be underwriters, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Act. The Company will not receive any of the proceeds of the offering of the Securities hereunder for the account of the Selling Stockholders. See "Use of Proceeds."

    This Prospectus Supplement is being distributed in order to identify and set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. This Prospectus Supplement will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities.

    The Selling Stockholders have entered into indemnification agreements with the Company pursuant to which the Company will be indemnified against failure by the Selling Stockholders to deliver a Prospectus if required, as well as against certain civil liabilities, including liabilities under the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incurred in connection with any untrue (or alleged untrue) statement of a material fact or ommission of a material fact in this Registration Statement to the extent such liability relates to information supplied by the Selling Stockholder for inclusion in the Registration Statement or Prospectus.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, certain of the Selling Stockholders and any person participating in the distribution of the Securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Securities by the Selling Stockholders. All of the foregoing may affect the marketability of the Securities.

    In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualify for sale in such state, or unless an exemption from registration or qualification is available and complied with.

    The Company will pay all of the expenses incident to the registration and certain other expenses related to this offering of the Securities, other than underwriting commissions and discounts, normal commission expenses and brokerage fees, applicable transfer taxes and attorneys' fees of Selling Stockholders' counsel, which will be borne by the Selling Stockholders.

                                  LEGAL MATTERS

    Certain legal matters relating to the validity of the Common Stock being registered hereby have been passed upon for the Company by St. John & Wayne (formerly Robinson, St. John & Wayne), Two Penn Plaza, Newark, New Jersey 07105.

                                     EXPERTS

    The consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.